Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Media Contact: Owen Torres
Phone: 305 539 4097
e-mail: otorres@rccl.com

Investor Relations Contact: Carola Mengolini
Phone: 305 982 2625
e-mail: cmengolini@rccl.com

ROYAL CARIBBEAN APPOINTS STEPHEN R. HOWE JR. TO BOARD OF
DIRECTORS

MIAMI – December 4, 2018 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today announced the appointment of Stephen R. Howe Jr., retired U.S. Chairman and Managing Partner, Ernst & Young LLP, to its Board of Directors.  His appointment is effective as of December 4.

"It is my pleasure to welcome Mr. Howe to our board of directors," said Richard D. Fain, Chairman and CEO, Royal Caribbean Cruises Ltd. "His 35 years of involvement in professional services, as well as his experience on diversity and inclusion, will be a valuable addition to the board."

Mr. Howe served as Ernst & Young's U.S. Chairman and Managing Partner and Americas Area Managing Partner and was a member of EY's Global Executive Board from 2006 until his retirement in December 2018.   While leading EY in the U.S. and the Americas, he was the executive sponsor for the firm's focus on diversity and inclusiveness.  Prior to 2006, Mr. Howe was the Managing Partner of the firm's Financial Services Office and led client service teams for a number of global financial institutions.  He was with EY for over 35 years.  Mr. Howe is also a member of the Board of Trustees of Carnegie Hall and the Board of the Peterson Institute for International Economics.

Royal Caribbean Cruises Ltd.(NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises and Silversea Cruises.  We are also a 50 percent joint venture owner of the German brand TUI Cruises and a 49 percent shareholder in the Spanish brand Pullmantur Cruceros.  Together, these brands operate a combined total of 59 ships with an additional 17 on order as of November 30, 2018. They operate diverse itineraries around the world that call on all seven continents. Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.